October 15, 1992

Dr. John W. Verbicky, Jr.
3 Arcadian Drive
Glenville, New York  12303

Dear John:

I'm very pleased to confirm our offer to you (subject, of course, to the conditions contained herein) to join CHEMFAB as Vice President - Research & Development. Please review the enclosed documents:

-    Offer of Employment (dated October 15, 1992)
-    Summary Outline Of Officer Fringe Benefit Package
-    Level A Employee Agreement
-    Group Insurance Benefit Handbook
-    Group Long Term Disability Insurance Handbook
-    Form I-9
-    CHEMFAB Policy Statement on Drug-Free Workplace
-    CHEMFAB Policy Statement on Pre-Employment Drug Screening.

Several points require clarification:

(1) The Level A Employee Agreement enclosed is a standard form which all of the officers of the Company have signed. I would appreciate your signing and returning this agreement to me as soon as possible. If you would like to discuss it, please do not hesitate to call me.

(2) This employment offer is contingent upon successfully completing CHEMFAB's Pre-Employment Medical Evaluation. It is also contingent upon passing urine drug screening which will be conducted as part of CHEMFAB's Pre-Employment Medical Evaluation given to all prospective employees. If confirming medical evaluation establishes the use of an illegal controlled substance, employment will be denied.

(3) This offer is also contingent on CHEMFAB Board of Directors approval. As you know, this matter will be addressed by the Board not later than October
     28.  Of course, I expect no difficulty in this regard.

(4) On your first day of employment, which we've agreed will be not later than January 11, 1993, you should be

Dr. John W. Verbicky, Jr.
October 15, 1992
Page 2

     prepared to present appropriate evidence of citizenship or other proof of legal employability. Please refer to the enclosed Form I-9 for details regarding what is considered appropriate evidence of employability.

John, we are truly excited about having you head-up our R & D efforts. We believe you possess all the qualities needed to be successful, and to help us move forward with our ambitious growth plans. I look forward to seeing you again soon, and to meeting Pam, your daughter and your sons.

If you have any questions regarding the content of this letter, please do not hesitate to call me. If these terms and conditions are acceptable to you, please confirm same by signing one copy of this letter and returning it to me not later than October 23, 1992.

Very truly yours,

/s/ Duane C. Montopoli
-----------------------

Duane C. Montopoli
President and
Chief Executive

DCM/jea

Enclosures

I hereby acknowledge that I have read (and understand) and will abide by the terms and conditions of the attached "addendum", "CHEMFAB Policy Statement on Drug-Free Workplace" and "CHEMFAB Policy Statement on Pre-Employment Drug Screening".

As a condition of employment, I hereby give my consent to CHEMFAB to disclose to group health insurance carriers (or their agents) information regarding any pre-existing medical conditions discovered or diagnosed during (or as a result of) CHEMFAB's Pre-Employment Medical Evaluation.

I hereby accept this offer of employment in its entirety as described above.



  October 16, 1992                /s/ John W. Verbicky
------------------           --------------------------------
      Date                             Signature




                                                              October 15, 1992
                             Dr. John W. Verbicky, Jr.

                                OFFER OF EMPLOYMENT
                     ----------------------------------------------------

Position:           Vice President - Research & Development.  Reporting directly to you will be CHEMFAB's R & D staff located at our Merrimack, NH headquarters. You will report directly to Duane Montopoli.

Cash Compensation:  $120,000 per annum base salary with an annual review on or about September 1st. Additionally, you will be paid $20,000 on the later of (1) the date you commence employment at CHEMFAB, or (2) January 4, 1993. You will also be eligible to participate in CHEMFAB's Officer Bonus Plan for FY 1993 (i.e. our year which ends June 30, 1993) and each fiscal year thereafter. Please note that annual bonuses under this plan are discretionary, based on performance, and subject to CHEMFAB Board approval.

Equity: Effective on your first day of employment at CHEMFAB you will be granted non-qualified stock options on 30,000 shares of CHEMFAB common stock at an exercise price equal to the closing price on that day. These options will vest (i.e. become exercisable) as follows:

                        One year from date of employment 7,500 shares Two years from date of employment 7,500 shares Three years from date of employment 7,500 shares Four years from date of employment 7,500 shares
                                                            ------

                        TOTAL   . . . . . . . . . . . . . . 30,000

                    If prior to the scheduled vesting date of any of the above-listed options CHEMFAB is acquired by another entity (i.e. there is a change of control), then the vesting of all such options (i.e. the as yet unvested options) shall be accelerated to the date which is one day prior to the corporate acquisition date.

Company Loan:       Upon the commencement of your employment, the Company will loan you $60,000 cash. Subject to the provisions stated below, this loan will be interest free and will be repayable to the Company as a lump-sum on 9/1/96. On August 31 of each year hereafter, provided you are then a CHEMFAB employee, the Company will forgive $15,000 of this loan amount. If for the fiscal year most recently then ended
                    (i.e. the year ended on the preceding June 30), you are awarded a cash bonus under CHEMFAB's Officer Bonus Plan, then the amount of the forgiveness in that year will serve to reduce (but not below zero) the bonus amount otherwise payable to you. If you voluntarily terminate your employment with the Company before 9/1/96 other than for Reason (as defined in the enclosed Level A Employee
                    Agreement - see below), then any remaining outstanding principal balance of the loan will become immediately due and payable. If your employment with the Company is terminated for any other reason (whether for Cause as defined in the enclosed Level A Employee Agreement, or as a result of death or permanent disability, etc.), then any remaining outstanding principal balance will be forgiven.
                    (In effect, you control whether any portion of the loan ever becomes repayable.) The loan will be secured by a Second
                    Deed of Trust on your Maine house (this will enable you to claim an interest expense tax deduction in your personal tax return).

Benefits:           See attached Summary Outline.  CHEMFAB will also reimburse you for any medical insurance premium costs you must incur personally until such time as you become eligible for coverage under CHEMFAB's medical insurance program.

Severance:          In the unexpected circumstance that your employment is ter-
                    minated by CHEMFAB for any reason other than for Cause (as defined in the enclosed Level A Employee Agreement), you will qualify for salary continuation (i.e. severance pay) during the nine-month period following termination date, subject to dollar-for-dollar reduction for cash amounts received by you or accrued for your benefit from any successor employer or other entity which pays you for services rendered during that period.

Moving Expenses:    At the time of your family's relocation to New England in
                    connection with your employment at CHEMFAB, the Company will pay for all reasonable costs of moving your family and household possessions.

                    Additionally, if at the time you either: 1) close on the purchase of a new residence in New Hampshire, or 2) enter into a rental or lease agreement on a new residence in New Hampshire, you have not yet closed on the sale of your New York residence, the Company will pay 100% of the monthly mortgage obligation (principal and interest) on your New York residence through the earlier of (1) the closing date on the sale of your New York house or (2) 12 months, whichever occurs first.

Auto Expense:       As we discussed, since you will likely initially move into your Maine house, and it will take some time thereafter for you to decide on permanent principal residence location, the Company will reimburse you at the rate of $.28 per mile for commuting mileage from/to your Maine house in your personal auto through the earlier of (1) the closing date on the sale of your New York house or (2) 12 months, whichever occurs first.

Use of CHEMFAB      CHEMFAB maintains a house at its Merrimack head-
Site House:         quarters site.  We will make this house available to you
                    (subject to general availability) for your use on evenings when you would prefer to stay over.

Confidentiality,    Prior to or concurrent with the commencement of
Non-Compete, etc.:  your employment by CHEMFAB, you will enter into a LEVEL A
                    Employee Agreement with the Company (attached).